Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PROPERTY SOLUTIONS ACQUISITION CORP. II

PROPERTY SOLUTIONS ACQUISITION CORP. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Property Solutions Acquisition Corp. II. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 29, 2020. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 5, 2021 (the “Amended and Restated Certificate of Incorporation”).

2. This Amendment to the Amended and Restated Certificate of Incorporation (this “Amendment”) has been duly adopted by the Board of Directors of the Corporation and approved by the Corporation’s stockholders in accordance with the provisions of the Amended and Restated Certificate of Incorporation and Section 242 of the General Corporation Law of the State of Delaware. The approval of the Amendment is intended to constitute the adoption of a plan of complete liquidation of the Corporation for U.S. federal income tax purposes.

3. The Amended and Restated Certificate of Incorporation is hereby amended by deleting Article IX, Section 9.1(b) in its entirety and inserting the following in lieu thereof:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on February 5, 2021, as amended and declared effective by the SEC on March 3, 2021, the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest of (i) the completion of an Initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its Initial Business Combination by December 22, 2022 or such later date as approved by holders of a majority of the Corporation’s outstanding common stock that are voted at a meeting to extend such date, voting together as a single class and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate relating to stockholders’ rights or pre-Initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation) are referred to herein as “Public Stockholders.”

4. The Amended and Restated Certificate of Incorporation is hereby amended by deleting Article IX, Section 9.2(d) in its entirety and inserting the following in lieu thereof:

(d) In the event that the Corporation (i) has not consummated an Initial Business Combination by December 22, 2022, or such later date as approved by holders of a majority of the Corporation’s outstanding common stock that are voted at a meeting to extend such date, voting together as a single class or (ii) elects to wind up the affairs of the Corporation for any reason prior to the consummation of an Initial Business Combination, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less taxes payable and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption shall completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 22nd day of December, 2022.

PROPERTY SOLUTIONS ACQUISITION CORP. II

By:	/s/ Jordan Vogel
	Name:	Jordan Vogel
	Title:	Co-Chief Executive Officer